PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268829

Gaucho Group Holdings, Inc.

1,666,667 Shares

This prospectus relates to the resale of up to 1,666,667 shares of our common stock, par value $0.01 per share (the “Common Stock”), by Tumim Stone Capital LLC (Tumim Stone Capital). Tumim Stone Capital is also referred to in this prospectus as the selling stockholder. Gaucho Group Holdings, Inc. (the “Company”, “we”, “us”, or “our”) will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $44,308,970 from the sale of our Common Stock to the selling stockholder pursuant to that certain Common Stock Purchase Agreement dated November 8, 2022 (the “Purchase Agreement”), once the registration statement of which this prospectus is a part is declared effective.

In connection with the Purchase Agreement, we also executed that certain Registration Rights Agreement dated November 8, 2022 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale by Tumim Stone Capital of the shares of Common Stock issued to Tumim Stone Capital under the Purchase Agreement.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to Tumim Stone Capital under the Purchase Agreement more than 549,648 shares of our Common Stock, which represents 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of Common Stock to Tumim Stone Capital under the Purchase Agreement equals or exceeds the lower of (i) the Nasdaq official closing price immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for the Common Stock immediately preceding the execution of the Purchase Agreement, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of Nasdaq.

On December 19, 2022, the stockholders, among other items, approved for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 1,666,667 shares post reverse stock split effected November 4, 2022 shares of the Company’s common stock pursuant to the Purchase Agreement and Registration Rights Agreement, without giving effect to the 19.99% cap provided under Rule 5635(d).

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Tumim Stone Capital may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of Common Stock being registered pursuant to this prospectus.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution.”

Our Common Stock is presently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VINO.” On December 15, 2022, the last reported closing bid price of our Common Stock on the Nasdaq was $1.53 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2022

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GAUCHO GROUP HOLDINGS, INC.

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NASDAQ symbol: VINO

A growing collection of experiential luxury assets driven by an e-commerce leather accessories and fashion brand, internationally acclaimed fine wines, with a foundation of hospitality and real estate holdings.

E-COMMERCE DRIVEN LUXURY LIFESTYLE BRANDS

GAUCHO — BUENOS AIRES

ALGODON MANSION — BUENOS AIRES

ALGODON WINE ESTATES — WELLNESS RESORT

ALGODON WINE ESTATES — PRIVATE ESTANCIAS

ALGODON FINE WINES — SAN RAFAEL, MENDOZA

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus.

Additionally, we incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the selling stockholder has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the selling stockholder have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this Offering are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “Gaucho Group Holdings,” “GGH,” the “Company,” “we,” “us” and “our” refer to Gaucho Group Holdings, Inc. and our subsidiaries. We have registered our name, logo and the trademarks “ALGODON®,” and “Gaucho – Buenos Aires™” in the United States. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Except as set forth above and solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this prospectus and the registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this prospectus and the registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this prospectus and the registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be. Important factors that could cause such differences include, but are not limited to:

●	the uncertainties associated with the ongoing war in Ukraine and the effect on the capital markets;

●	the risks and additional expenses associated with international operations and operations in a country (Argentina) which has had significantly high inflation in the past;

●	the uncertainties raised by a fluid political situation and fundamental policy changes that could be affected by presidential elections;

●	the risks associated with a business that has never been profitable, whose business model has been restructured from time to time, and which continues to have and has significant working capital needs;

●	the possibility of external economic and political factors preventing or delaying the acquisition, development or expansion of real estate projects, or adversely affecting consumer interest in our real estate offerings;

●	changes in external market factors, as they relate to our emerging e-commerce business;

●	changes in the overall performance of the industries in which our various business units operate;

●	changes in business strategies that could be necessitated by market developments as well as economic and political considerations;

●	possible inability to execute the Company’s business strategies due to industry changes or general changes in the economy generally;

●	changes in productivity and reliability of third parties, counterparties, joint venturers, suppliers or contractors; and

●	the success of competitors and the emergence of new competitors.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on forward-looking statements contained in this prospectus.

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Structure and History

Gaucho Group Holdings, Inc. (“GGH” or the “Company”) is a publicly traded holding company that includes a growing collection of e-commerce retail platforms with a concentration on fine wines, hospitality, luxury real estate, leather goods, ready-to-wear, fashion accessories, and luxury home items.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholding.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth pace of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com) and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gauchobuenosaires.com), these are the luxury brands in which Argentina finds its contemporary expression.

GGH’s mission is to increase our scalability, diversify the Company’s assets, and minimize our political risk. We believe our goal of becoming the LVMH of South America (Moët Hennessy Louis Vuitton) can help us to achieve that. While we continue making excellent wine, upgrading our rooms at the Algodon Mansion, and completing the infrastructure at the vineyard, our growth area is in e-commerce through Gaucho – Buenos Aires™ because of the potential for immediate revenues and growth/scale on a global basis. The Gaucho brand also diversifies our business outside of Argentina and helps insulate us from political risk. Together with our wines, these aspects of our business have the potential to insulate us from both the economic and political fluctuations in Argentina. However, we also refer to our Risk Factors regarding the minimal revenues of the Gaucho—Buenos Aires™ brand and its ability to generate revenue in the future.

The Company’s senior management is based in Florida, and its local operations are managed in Buenos Aires and San Rafael, Argentina by professional staff with considerable e-commerce, wine, hotel, hospitality and resort experience.

The Company was incorporated on April 5, 1999 in the State of Delaware in the dot com era, and has pivoted from its origins as one of the earliest online private investment banking firms to its current mission and offerings. Effective March 11, 2019, the Company changed its name from Algodon Group, Inc. to Gaucho Group Holdings, Inc. to reflect its expanded growth strategy, progress, and transition to a diversified luxury goods company.

Our website is http://www.gauchoholdings.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

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The current corporate organizational structure of GGH and how we have operated substantially for the past year appears below.

GAUCHO GROUP HOLDINGS, INC.
CORPORATE STRUCTURE

GAUCHO GROUP HOLDINGS, INC.
(VINO)
100%
100%
100%
100%
GAUCHO GROUP, INC.
(GGI)
(Gaucho - Buenos Aires, e-commerce fashion and leather accessories brand)
ALGODON GLOBAL PROPERTIES, LLC
(AGP)
(U.S. Investment Partnership)
InvestProperty GROUP, LLC
(IPG)
(U.S. Holding Company)
GAUCHO VENTURES I LAS VEGAS, LLC
(GVI)
(U.S. Holding Company)
37%
15%
39%
61%
97.65%
THE ALGODON RECOLETA, SRL
(TAR)
(Algodon Mansion)
48%
ALGODON PROPERTIES II, SRL
(AP II)
(Holding Company)
GAUCHO DEVELOPMENT, SRL
(GDS)
(Development Company)
53%
47%
2.35%
ALGODON WINE ESTATES, SRL
(AWE)
(Real Estate Development Company)

Please Note: Not shown is DPEC Capital, a non-operating company that ceased broker-dealer operations December 31, 2016, as it was no longer necessary to the Company's operations.

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Recent Business Developments

●	On June 7, 2022, the Company, through its wholly owned subsidiary, Gaucho Ventures I – Las Vegas, LLC, executed a Second Amendment to the Amended and Restated Limited Liability Company Agreement of LVH Holdings LLC (“LVH”) to modify the rules for distributions to the members of LVH, and modify the number, amount and timing of our additional capital contributions to LVH.
●	On June 24, 2022, the Company issued a total of 26,278 restricted stock units (“RSUs”) subject to vesting. On September 18, 2022, a total of 13,139 shares of common stock were issued to the RSU holders pursuant to the vesting provisions of the RSUs, of which, a total of 11,407 shares of common stock were issued to certain officers and directors of the Company.
●	On July 1, 2022, the Company and the note holders pursuant to the Securities Purchase Agreement dated November 3, 2021 and Registration Rights Agreement by and between the Company and certain investors dated November 9, 2021 (the “Note Documents”), entered into a third letter agreement (the “Letter Agreement #3”) pursuant to which the parties agreed to reduce the conversion price to $3.60 for the trading days of July 5, 2022, through and inclusive of September 5, 2022.
●	On July 12, 2022, GGI opened its U.S. flagship retail space in Miami, Florida, for the sale of fashion, accessories, luxury textiles and home goods.
●	From July 13, 2022 through August 30, 2022, the Company issued convertible promissory notes to certain investors in the aggregate amount of $1,735,752. On August 30, 2022, the notes were automatically converted into an aggregate of 454,576 units, each unit consisting of 1 share and 1 warrant for 1 share of common stock.
●	On July 14, 2022, the Nasdaq Listing Qualifications Department notified the Company that for the 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 per share minimum bid price required for continued listing.
●	On July 20, 2022, the federal government notified the Company that installment payments on the remainder of the balance of the EIDL Loan would be required starting 30 months from the date of the loan, which is October 19, 2022.
●	On August 11, 2022, the Board approved the remainder of the compensation for 2022 of the non-executive directors to be paid as follows: (i) issuance of 3,872 restricted stock units for each of the five non-executive directors, vesting on the earlier of December 31, 2022 or termination of service; and (ii) cash payment to be paid no later than January 15, 2022.
●	On August 15, 2022, the Company issued an additional 7,364 shares of common stock at $4.28 per share with a fair value of $36,900 pursuant to a service agreement with TraDigital Marketing Group.
●	On August 30, 2022 at the Annual General Meeting of the Stockholders of the Company, the stockholders: (i) elected two (2) Class I nominees to the board of directors (Reuben Cannon and Marc Dumont) to hold office for a three-year term; (ii) granted the Board of Directors discretion to implement a reverse stock split of the outstanding shares of common stock in a range from one-for-two (1:2) up to one-for-twenty (1:20), or anywhere between; (iii) approved an amendment to the Company’s 2018 Equity Incentive Plan to increase the number of shares authorized for awards under the plan to 25% of our common stock outstanding on a fully diluted basis as of the date of stockholder approval; (iv) approved for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of up to 1,250,000 of the Company’s common stock upon the conversion of convertible promissory notes issued in a private placement; and (v) approved for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 833,333 shares of our common stock pursuant to the Note Documents.
●	Effective August 30, 2022, the terms of two directors of the Board of Directors, Dr. Steven Moel and Ms. Edie Rodriguez, ended and the Board of Directors approved a reduction in the number of directors from seven to five.
●	Effective September 15, 2022, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to reflect the reduction in the number of authorized shares of preferred stock from 11,000,000 shares to 902,670 shares as a result of the previous conversion of the Series A Convertible Preferred into shares of common stock of the Company.
●	On September 22, 2022, the Company and the note holders entered into an exchange agreement in order to amend and waive certain provisions of the Note Documents and Letter Agreement #3 and exchange $100 in aggregate principal amount of each of the notes for warrants to purchase up to 90,915 shares of the Company’s common stock at an exercise price of $3.82 per share.
●	On October 4, 2022, the Company commenced an offering of a series of 7% convertible promissory notes to accredited investors (the “Notes”) in the maximum amount of up to $689,000 (inclusive of principal and interest).
●	On October 19, 2022, the Board of Directors of the Company approved an increase to the maximum offering amount (inclusive of principal and interest) of up to $1,500,000, with an additional $3,571,429 raised assuming a conversion price of the Notes at $2.52 and exercise of all the warrants.
●	On October 19, 2022, the Company announced that it will be holding a special meeting of the stockholders on December 19, 2022 at 12:00 p.m. Eastern Time.
●	On October 20, 2022, to remain compliant with the Nasdaq rules, the Company amended and restated the Notes to include a floor conversion price of no more than $2.40.
●	On November 4, 2022, the Company effected a reverse stock split in a ratio of 1 share of common stock for 12 issued shares of common stock.
●	On November 8, 2022, the parties terminated the Common Stock Purchase Agreement and Registration Rights Agreement by and between the Company and Tumim Stone Capital LLC, dated May 6, 2021.
●	Also on November 8, 2022, the Company and Tumim Stone Capital LLC entered into a new Common Stock Purchase Agreement and Registration Rights Agreement.
●	On November 21, 2022, received a letter from the Listing Qualifications Department of The Nasdaq Stock Market advising that the Company has regained compliance with Nasdaq’s minimum bid price listing requirements for its shares of common stock and that the matter is now closed.
●	On November 30, 2022, the Company and the note holders entered into an exchange agreement in order to amend and waive certain provisions of the Note Documents as amended, including the extension of the maturity date of the notes from November 9, 2022 to February 9, 2023 and exchange $100 in aggregate principal amount of each of the notes for warrants to purchase up to 43,814 shares of the Company’s common stock at an exercise price of $2.40 per share and warrants to purchase up to 43,814 shares of the Company’s common stock at an exercise price of $6.00.
●

On December 12, 2022, the Company, through Gaucho Ventures I – Las Vegas, LLC, executed a Third Amendment to the Amended and Restated Limited Liability Company Agreement of LVH to extend the outside date for execution of the ground lease from December 31, 2022 to June 30, 2023.

●

On December 14, 2022, the Company and its CFO, Maria Echevarria, entered into a new employment agreement effective January 1, 2022 for a three-year term, subject to automatic renewal of successive one-year periods.

●	On December 19, 2022 at a Special Meeting of Stockholders of the Company, the stockholders: (1) approved for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 1,666,667 shares of the Company’s common stock pursuant to the Purchase Agreement and Registration Rights Agreement with Tumim Stone Capital; and (2) approved for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 1,250,000 shares of the Company’s common stock upon the conversion of convertible promissory notes issued in a private placement.

For a more thorough discussion of the Company’s business, see “Business” on page 23.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until:

●	the first to occur of the last day of the fiscal year (i) that follows February 19, 2026, (ii) in which we have total annual gross revenue of at least $1.07 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter; or

●	if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have not elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards until those standards apply to private companies. As a result, we are subject to new or revised accounting standards at the same time as other smaller reporting issuers that are not emerging growth companies.

For additional information, see the section titled “Risk Factors — Risks of being an Emerging Growth Company — We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Common Stock less attractive to investors.

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THE OFFERING

Issuer	Gaucho Group Holdings, Inc.

Common Stock offered by the selling stockholder	Up to 1,666,667 shares of our Common Stock, consisting of up to 1,666,667 shares of Common Stock that we may sell to Tumim Stone Capital, from time to time at our sole discretion, pursuant to the Purchase Agreement, described below.

Common Stock outstanding prior to this Offering	2,756,884 shares (as of December 15, 2022)

Common Stock outstanding immediately after this Offering	4,423,551 shares (as of December 15, 2022)

Nasdaq symbol	Our Common Stock is currently listed on Nasdaq under the symbol “VINO.”

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares of our Common Stock by the selling stockholder through this prospectus. However, we may receive gross proceeds of up to $44,308,969.30 from the sale of our Common Stock to the selling stockholder under the Purchase Agreement. We intend to use proceeds from the selling stockholder that we receive under the Purchase Agreement for working capital and general corporate purposes, which include, but are not limited to, inventory production and marketing for Gaucho Group, Inc., costs of this Offering, operating expenses and working capital. See “Use of Proceeds” on page 13 for more information.

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be prepared to lose your entire investment See “Risk Factors” beginning on page 10.

The above discussion excludes:

●	3,126 shares of Common Stock underlying options issued as of September 30, 2022 with a weighted average exercise price of $1,254.42 per share;
●	609,269 shares of Common Stock underlying warrants issued as of September 30, 2022, with a weighted average exercise price of $5.19; and
●	28,628 shares of Common Stock underlying restricted stock units issued as of September 30, 2022, with a weighted average exercise price of $71.69; and
●	48,998 shares of Common Stock underlying secured convertible promissory notes issued as of September 30, 2022, assuming a conversion price of $42.00.

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THE TUMIM STONE CAPITAL TRANSACTION

On November 8, 2022, we entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Tumim Stone Capital LLC (“Tumim Stone Capital”). Pursuant to the Purchase Agreement, we have the right to sell to Tumim Stone Capital up to up to the lesser of (i) $44,308,969.30 worth of newly issued shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) the Exchange Cap (as defined below) (subject to certain conditions and limitations), from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the option of the Company and the Company is under no obligation to sell securities pursuant to this arrangement. Shares of Common Stock may be sold by the Company pursuant to this arrangement over a period of up to 36 months after Commencement (as defined below).

Upon the satisfaction of the conditions in the Purchase Agreement, including that a registration statement that we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement is declared effective by the SEC and a final prospectus in connection therewith is filed with the SEC (such event, the “Commencement”), we will have the right, but not the obligation, from time to time at our sole discretion over the 36-month period from and after the Commencement, to direct Tumim Stone Capital to purchase amounts of our Common Stock as VWAP purchases as set forth in the Purchase Agreement (each, a “VWAP Purchase”) on any trading day, so long as, (i) at least three trading days have elapsed since the trading day on which the most recent prior notice to purchase Common Stock under the Purchase Agreement was delivered by the Company to Tumim Stone Capital, and (ii) all Shares subject to all prior purchases by Tumim Stone Capital under the Purchase Agreement have theretofore been received by Tumim Stone Capital electronically as set forth in the Purchase Agreement.

The purchase price of the shares of Common Stock that we elect to sell to Tumim Stone Capital pursuant to a VWAP Purchase under the Purchase Agreement will be determined by reference to the lowest daily volume weighted average price of the Common Stock during the three consecutive trading day-period immediately following the date on which we timely deliver the applicable VWAP Purchase notice for such VWAP Purchase to Tumim Stone Capital (the “VWAP Purchase Valuation Period”) as set forth in the Purchase Agreement, less a fixed 5% discount. There is no upper limit on the price per share that Tumim Stone Capital could be obligated to pay for the Common Stock under the Purchase Agreement. The purchase price per share of Common Stock to be sold in a VWAP Purchase will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period used to compute the purchase price per share for such purchase.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to Tumim Stone Capital. Actual sales of shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We may ultimately decide to sell to Tumim Stone Capital all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue to Tumim Stone Capital under the Purchase Agreement more than 549,648 shares of our Common Stock, which represents 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of Common Stock to Tumim Stone Capital under the Purchase Agreement equals or exceeds the lower of (i) the Nasdaq official closing price immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for the Common Stock immediately preceding the execution of the Purchase Agreement, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our Common Stock under the Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of Nasdaq.

On December 19, 2022, the stockholders approved, among other items, the issuance of up to 1,666,667 shares of the Company’s common stock pursuant to the Purchase Agreement and Registration Rights Agreement, without giving effect to the Exchange Cap mentioned above.

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The Purchase Agreement also prohibits us from directing Tumim Stone Capital to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Tumim Stone Capital beneficially owning more than 4.99% of the outstanding Common Stock (the “Beneficial Ownership Cap”).

The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim Stone Capital. The Company currently plans to use the proceeds therefrom for inventory production and marketing for Gaucho Group, Inc., costs of this transaction, operating expenses and for working capital and other general corporate purposes; provided however, that 50% of the proceeds from sales under the Purchase Agreement shall be used to pay down the balance of the notes issued pursuant to the Securities Purchase Agreement dated November 3, 2021 and Registration Rights Agreement dated November 9, 2021.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement, and as more specifically described in the section of this prospectus entitled “The Tumim Stone Capital Transaction.” Tumim Stone Capital has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 36-month anniversary after Commencement (which term may not be extended by the parties), (ii) the date on which Tumim Stone Capital shall have purchased the Total Commitment worth of shares of Common Stock, (iii) the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other “Eligible Market” (as defined in the Purchase Agreement), and (iv) the date on which the Company commences a voluntary bankruptcy proceeding or any Person commences a proceeding against the Company, a Custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors. The Company has the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Tumim Stone Capital. Neither the Company nor Tumim Stone Capital may assign or transfer its rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

EF Hutton, division of Benchmark Investments, Inc., (“EF Hutton”), acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company has paid, and will continue to pay to EF Hutton a cash placement fee equal to 8.0% of the amount of the Total Commitment actually paid by Tumim Stone Capital to the Company in connection with purchases of our Common Stock pursuant to VWAP Purchases that we elect to make from time to time, in our sole discretion, pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that we may elect to sell to Tumim Stone Capital under the Purchase Agreement after the effective date of this prospectus will fluctuate based on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, as of the date of this prospectus it is not possible for us to guarantee the number of shares of Common Stock that we will sell to Tumim Stone Capital under the Purchase Agreement after the effective date of this prospectus, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by us from those sales. As of December 15, 2022, there were 2,756,884 shares of our Common Stock outstanding, of which 381,597 shares were held by non-affiliates, but excludes the 1,666,667 shares of Common Stock we may, in our sole discretion, sell to Tumim Stone Capital from time to time from and after the effective date of this prospectus pursuant to the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $44,308,970 of our Common Stock to Tumim Stone Capital, only 1,666,667 shares of our Common Stock are being registered for resale under this prospectus. If all of the 1,666,667 shares offered for resale by Tumim Stone Capital under this prospectus were issued and outstanding as of December 15, 2022, such shares would represent approximately 37.68% of the total number of shares of our Common Stock outstanding and approximately 41.31% of the total number of outstanding shares held by non-affiliates, in each case as of December 15, 2022.

If after the Commencement Date, we elect to sell to Tumim Stone Capital all of the 1,666,667 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of shares may still be substantially less than the $44,308,970 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim Stone Capital under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $44,308,970 under the Purchase Agreement, we must first obtain stockholders approval for the issuance of such additional shares and file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 1,666,667 shares of our Common Stock being registered for resale by Tumim Stone Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim Stone Capital is dependent upon the number of shares of Common Stock we ultimately sell to Tumim Stone Capital under the Purchase Agreement.

The issuance of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Tumim Stone Capital under the Purchase Agreement. See “Risk Factors.”

8

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated statements of operations data for the fiscal years ended December 31, 2021 and December 31, 2020, and the summary consolidated balance sheet data as of December 31, 2021 and December 31, 2020, are derived from our audited financial statements incorporated by reference. The consolidated statement of operations data for the nine months ended September 30, 2022 and 2021 and the summary consolidated balance sheet data as of September 30, 2022, are derived from our unaudited condensed consolidated financial statements incorporated by reference.

The summarized financial information presented below is derived from and should be read in conjunction with our audited consolidated financial statements and our unaudited consolidated financial statements incorporated by reference including the notes to those financial statements, both of which are incorporated by reference in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.

	September 30,	December 31,
	2022	2021	2020
Consolidated Balance Sheets Data:
Cash	$260,984	$3,649,407	$134,536
Total current assets	4,684,212	7,981,940	2,523,342
Total assets	25,393,241	24,313,732	5,970,536
Total current liabilities	5,308,710	8,481,359	5,096,441
Total liabilities	6,866,173	10,221,888	5,576,710
Total stockholders’ equity (deficiency)	18,527,068	14,091,844	(8,616,998)

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2022	2021	2021	2020
Statement of Operations:
Sales	$1,271,871	$3,220,557	$4,915,240	$635,789
Net income (loss)	(12,290,643)	(1,526,939)	(2,389,018)	(5,781,683)

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Risk Factors

An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are the risks we have identified and which we currently deem material or predictable. We also may face additional risks and uncertainties not currently known to us, or which as of the date of this Annual Report we might not consider significant, which may adversely affect our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the price of our Common Stock could decline, and you may lose all or part of your investment.

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors, together with the additional risk factors incorporated by reference from Item 1A of the Company’s Annual Report on Form 10-K as amended as filed with the SEC on May 19, 2022, from Item 1A of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 16, 2022, from Item 1A of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 15, 2022, and from Item 1A of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 18, 2022 (see “Incorporation of Certain Information by Reference”):

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the selling stockholder after the effective date of this prospectus, or the actual gross proceeds resulting from those sales.

On November 8, 2022, we entered into the Purchase Agreement with Tumim Stone Capital, pursuant to which Tumim Stone Capital has committed to purchase up to $44,308,970 in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Tumim Stone Capital at our discretion from time to time over a 36-month period commencing as of the Commencement Date.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Tumim Stone Capital under the Purchase Agreement. Sales of our Common Stock to Tumim Stone Capital under the Purchase Agreement after the date of this prospectus will depend upon market conditions and other factors to be determined by us. We may ultimately decide not to sell to Tumim Stone Capital all $44,308,970 worth of shares of Common Stock remaining under the Purchase Agreement.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that we may elect to sell to them under the Purchase Agreement after the date of this prospectus will fluctuate based on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, it is not possible for us to guarantee, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Tumim Stone Capital under the Purchase Agreement after the date of this prospectus, the purchase price per share that Tumim Stone Capital will pay for the additional shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Tumim Stone Capital under the Purchase Agreement.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $44,308,970 of our Common Stock to Tumim Stone Capital, only 1,666,667 shares of our Common Stock are being registered for resale under this prospectus. If we elect to sell to Tumim Stone Capital all of the 1,666,667 shares of Common Stock being registered for resale under this prospectus in VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of shares may still be substantially less than the $44,308,970 Total Commitment available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

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If it becomes necessary for us to issue and sell to Tumim Stone Capital under the Purchase Agreement more than the additional 1,666,667 shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $44,308,970 under the Purchase Agreement, we must first obtain stockholder approval for the issuance of such additional shares and file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 1,666,667 shares of our Common Stock being registered for resale by Tumim Stone Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim Stone Capital is dependent upon the number of additional shares of Common Stock, we ultimately sell to Tumim Stone Capital under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim Stone Capital. If and when we do elect to sell additional shares of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement, after Tumim Stone Capital has acquired such shares, Tumim Stone Capital may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim Stone Capital in this Offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim Stone Capital in this Offering as a result of future sales made by us to Tumim Stone Capital at prices lower than the prices such investors paid for their shares in this Offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

Subject to the terms and conditions of the Purchase Agreement, we may, at our discretion, direct Tumim Stone Capital to purchase up to $44,308,970 of shares of our Common Stock under the Purchase Agreement from time-to-time beginning on the Commencement Date. Although we may sell up to an additional $44,308,970 of our Common Stock to Tumim Stone Capital, only 1,666,667 shares of our Common Stock are being registered for resale by Tumim Stone Capital under this prospectus. The purchase price per share for the shares of Common Stock that we may elect to sell to Tumim Stone Capital under the Purchase Agreement after the date of this prospectus will fluctuate based on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement. Accordingly, it is not currently possible to predict the number of shares that will be sold to Tumim Stone Capital after the date of this prospectus, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised in connection with those sales.

Assuming a purchase price of $1.53 per share (which represents the closing price of our Common Stock on Nasdaq on December 15, 2022), the purchase by Tumim Stone Capital of all of the 1,666,667 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in VWAP Purchases under the Purchase Agreement from the date of this prospectus would result in aggregate gross proceeds to us of approximately $2,550,001. Such amount is substantially less than the $44,308,970 Total Commitment available to us under the Purchase Agreement. After deducting our fees and expenses, including the 8% cash placement fee payable to EF Hutton from such gross proceeds, the aggregate net proceeds to us from the purchase by Tumim Stone Capital of all additional 1,666,667 shares of Common Stock registered under this prospectus would be approximately $2,296,001.

In order to receive aggregate gross proceeds equal to the $44,308,970 Total Commitment available to us under the Purchase Agreement, we would need to issue and sell to Tumim Stone Capital under the Purchase Agreement more than the 1,666,667 shares of our Common Stock that are being registered for resale under this prospectus, which would require us to first obtain stockholder approval for the issuance of such additional shares and file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement. However, even if we receive all $44,308,970 in gross proceeds, after deducting our fees and expenses, including the 8% cash placement fee payable to EF Hutton from such gross proceeds, the aggregate net proceeds to us under the Purchase Agreement would be significantly less than $44,308,970.

The extent to which we rely on Tumim Stone Capital as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient additional funding from Tumim Stone Capital were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to Tumim Stone Capital all of the shares of Common Stock available for sale to Tumim Stone Capital under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.

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Future sales and issuances of our Common Stock or other securities might result in significant dilution and could cause the price of our Common Stock to decline.

To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Common Stock in the public market or the availability of shares for sale will have on the market price of our Common Stock. However, future sales of substantial amounts of our Common Stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our Common Stock.

Management will only have discretion as to the use of 50% of the net proceeds from the sale of shares under the Purchase Agreement, and uses may not improve our financial condition or market value.

While we will not receive proceeds from the sale of the shares by the selling stockholder, we will receive proceeds from the sale of our Common Stock to the selling stockholder pursuant to the Purchase Agreement. However, pursuant to the Securities Purchase Agreement entered into by the Company and certain investors dated November 3, 2021 and the notes issued on November 9, 2021, as amended (the “Existing Notes”), we are required to use at least 50% of the proceeds from the sale of shares under the Purchase Agreement less the 8% fee to EF Hutton to pay off the remaining balance of the Existing Notes. As for the remaining 50% of the proceeds less expenses of this Offering and the fee to EF Hutton, because we have not designated the amount of net proceeds from such sales to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

The Company is facing and may continue to face significant cost inflation.

We have faced, and may continue to face, significant cost inflation, specifically in raw materials and other supply chain costs due to increased demand for raw materials and the broad disruption of the global supply chain associated with the impact of COVID-19. International conflicts or other geopolitical events, including the 2022 Russian invasion of Ukraine, may further contribute to increased supply chain costs due to shortages in raw materials, increased costs for transportation and energy, disruptions in supply chains, and heightened inflation. Further escalation of geopolitical tensions may also lead to changes to foreign exchange rates and financial markets, any of which may adversely affect our business and supply chain, and consequently our results of operation.

While we may try to mitigate the impact of inflation by increasing the price of some of our own products, we may be unable to do so due to the terms of existing contracts, a competitor’s pricing pressure, or other factors. Additionally, significant price increases may result in a loss of customers and adversely impact our business, results of operations, financial condition, and cash flows. Additionally, broad concerns related to the economy, including inflation may impact consumer spending, which could impact future demand for our products.

Revenues are currently insufficient to pay operating expenses and costs which may result in the inability to execute the Company’s business concept.

The Company’s operations have to date generated significant operating losses, as reflected in the financial information included in this Quarterly Report. Management’s expectations in the past regarding when operations would become profitable have not been realized, and this has continued to put a strain on working capital. Business and prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in the early stages of operations. If the Company is not successful in addressing these risks, its business and financial condition will be adversely affected. In light of the uncertain nature of the markets in which the Company operates, it is impossible to predict future results of operations.

Our level of debt may adversely affect our operations and our ability to pay our debt as it becomes due.

The fact that we are leveraged may affect our ability to refinance existing debt or borrow additional funds to finance working capital requirements, acquisitions and capital expenditures. In addition, the recent disruptions in the global financial markets, including the bankruptcy and restructuring of major financial institutions, may adversely impact our ability to refinance existing debt and the availability and cost of credit in the future. In such conditions, access to equity and debt financing options may be restricted and it may be uncertain how long these economic circumstances may last. This would require us to allocate a substantial portion of cash flow to repay principal and interest, thereby reducing the amount of money available to invest in operations, including acquisitions and capital expenditures. Our leverage could also affect our competitiveness and limit our ability to change in market conditions, changes in the real estate industry and economic downturns.

We may not be able to generate sufficient cash flows from operations to satisfy our debt service requirements or to obtain future financing. If we cannot satisfy our debt service requirements or if we default on any financial or other covenants in our debt arrangements, the lenders and/or holders of our debt will be able to accelerate the maturity of such debt or cause defaults under the other debt arrangements. Our ability to service debt obligations or to refinance them will depend upon our future financial and operating performance, which will, in part, be subject to factors beyond our control such as macroeconomic conditions and regulatory changes in Argentina. If we cannot obtain future financing, we may have to delay or abandon some or all of our planned capital expenditures, which could adversely affect our ability to generate cash flows and repay our obligations as they become due.

12

USE OF PROCEEDS

This prospectus relates to shares of Common Stock that may be offered and sold from time to time by Tumim Stone Capital. We will not receive any proceeds from the resale of shares of Common Stock by Tumim Stone Capital.

A total of $44,308,970 in shares of our Common Stock under the Purchase Agreement are available for sale by us to the selling stockholder, subject to certain limitations and conditions.

Assuming we receive all $44,308,970 in gross proceeds pursuant to the Purchase Agreement, we estimate that the net proceeds to us from the sale of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement, less our fees and expenses, including the 8% cash placement fee payable to EF Hutton, would be up to $41.2 million over an approximately 36-month period. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use any proceeds from the selling stockholder that we receive under the Purchase Agreement for working capital and general corporate purposes, which include, but are not limited to, inventory production and marketing for Gaucho Group, Inc., costs of this Offering, operating expenses and working capital. We cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of our shares pursuant to the Purchase Agreement. Therefore, our management will have broad discretion to determine the specific use for the net proceeds and we may use the proceeds for purposes that are not contemplated at the time of this Offering.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

13

TUMIM STONE CAPITAL TRANSACTION

General

On November 8, 2022, we entered into the Purchase Agreement and the Registration Rights Agreement with Tumim Stone Capital. Pursuant to the Purchase Agreement, we have the right to sell to Tumim Stone Capital up to a Total Commitment of $44,308,970 in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Tumim Stone Capital under the Purchase Agreement until the Commencement, which is the time when all of the conditions to our right to commence sales of our Common Stock to Tumim Stone Capital set forth in the Purchase Agreement have been satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and the final form of this prospectus is filed with the SEC. From and after the Commencement, we will control the timing and amount of any sales of our Common Stock to Tumim Stone Capital. Actual sales of shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company and our operations.

The purchase price of the shares of Common Stock that we elect to sell to Tumim Stone Capital pursuant to a VWAP Purchase under the Purchase Agreement will be determined by reference to the lowest daily volume weighted average price of the Common Stock during the applicable VWAP Purchase Valuation Period, less a fixed 5% discount, as described in greater detail below. There is no upper limit on the price per share that Tumim Stone Capital could be obligated to pay for the Common Stock under the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Tumim Stone Capital to purchase any shares of our Common Stock if those shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Tumim Stone Capital beneficially owning more than the Beneficial Ownership Cap of 4.99% of the outstanding Common Stock.

Because the purchase price per share to be paid by Tumim Stone Capital for the shares of Common Stock that we may elect to sell to Tumim Stone Capital under the Purchase Agreement after the effective date of this prospectus will fluctuate based on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, as of the date of this prospectus it is not possible for us to guarantee the number of shares of Common Stock that we will sell to Tumim Stone Capital under the Purchase Agreement after the effective date of this prospectus, the actual purchase price per share to be paid by Tumim Stone Capital for those shares, or the actual gross proceeds to be raised by us from those sales. As of December 15, 2022, there were 2,756,884 shares of our Common Stock outstanding, of which 381,597 shares were held by non-affiliates, but excludes the 1,666,667 shares of Common Stock we may, in our sole discretion, sell to Tumim Stone Capital from time to time from and after the effective date of this prospectus pursuant to the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $44,308,970 of our Common Stock to Tumim Stone Capital, only 1,666,667 shares of our Common Stock are being registered for resale under this prospectus. If all of the 1,666,667 shares offered for resale by Tumim Stone Capital under this prospectus were issued and outstanding as of December 15, 2022, such shares would represent approximately 37.68% of the total number of shares of our Common Stock outstanding and approximately 41.31% of the total number of outstanding shares held by non-affiliates, in each case as of December 15, 2022.

14

The net proceeds from additional sales under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock to Tumim Stone Capital. The Company currently plans to use any proceeds therefrom for inventory production and marketing for Gaucho Group, Inc., costs of this transaction, operating expenses and for working capital and other general corporate purposes.

The issuance of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

EF Hutton Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company has paid and will continue to pay to EF Hutton a cash placement fee equal to 8.0% of the amount of the Total Commitment actually paid by Tumim Stone Capital to the Company in connection with purchases of our Common Stock pursuant to VWAP Purchases that we elect to make from time to time, in our sole discretion, pursuant to the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Neither the Company nor Tumim Stone Capital may assign or transfer its rights and obligations under the Purchase Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by the parties

Purchase of Shares by Tumim Stone Capital

15

VWAP Purchase

Upon the terms and subject to the conditions set forth in the Purchase Agreement, we also have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct Tumim Stone Capital to purchase up to a fixed maximum amount of shares of Common Stock at the applicable purchase price per share to be calculated on the trading day immediately following the applicable VWAP Purchase Valuation Period (the “VWAP Purchase Date”) in accordance with the Purchase Agreement (each, a “VWAP Purchase”), by our timely delivery of a VWAP Purchase notice to Tumim Stone Capital on the trading day immediately prior to the applicable VWAP Purchase Valuation Period (each, a “VWAP Purchase Exercise Date”), so long as (in addition to the conditions described elsewhere in this prospectus):

●	at least three trading days has elapsed since the Trading Day on which the most recent prior VWAP Purchase Notice was delivered by us to Tumim Stone Capital; and

●	all shares of Common Stock subject to all prior VWAP Purchase notices (as applicable) delivered by the Company to Tumim Stone Capital under the Purchase Agreement have theretofore been received by Tumim Stone Capital in electronic form as DWAC Shares.

The maximum number of shares of Common Stock that Tumim Stone Capital is required to purchase in any single VWAP Purchase under the Purchase Agreement (the “VWAP Purchase Maximum Amount”) is equal to the lesser of:

●	$250,000 divided by the applicable VWAP on the VWAP Purchase Exercise Date; and

●	35% of the average volume over the three (3) consecutive Trading Day Period immediately prior to the applicable VWAP Purchase Exercise Date.

The purchase price per share of Common Stock to be purchased by Tumim Stone Capital in a VWAP Purchase (the “VWAP Purchase Price”) will be equal to 95% of the lowest daily volume weighted average price of the Common Stock during the applicable VWAP Purchase Valuation Period. At or prior to 9:30 a.m., New York City time, on the applicable VWAP Purchase Date immediately following the applicable VWAP Purchase Valuation Period for such VWAP Purchase, Tumim Stone Capital will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price (both on a per share basis and the total aggregate VWAP Purchase Price) to be paid by Tumim Stone Capital for the shares of Common Stock purchased by Tumim Stone Capital in such VWAP Purchase.

The VWAP Purchase Price to be paid by Tumim Stone Capital in a VWAP Purchase will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the applicable VWAP Purchase Valuation Period used to compute the applicable VWAP Purchase Price for such VWAP Purchase.

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The payment for, against simultaneous delivery of, shares in respect of each VWAP Purchase under the Purchase Agreement will be settled on the applicable VWAP Purchase Date immediately following the applicable VWAP Purchase Valuation Period for such VWAP Purchase, as set forth in the Purchase Agreement.

Conditions Precedent For Delivery of VWAP Purchase Notices

Our right to deliver VWAP Purchase notices to Tumim Stone Capital under the Purchase Agreement, and Tumim Stone Capital’s obligation to accept VWAP Purchase notices delivered by us under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, on the applicable VWAP Purchase Exercise Date for each VWAP Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Tumim Stone Capital’s control, which conditions including the following:

●	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Tumim Stone Capital under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Tumim Stone Capital being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Tumim Stone Capital under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

●	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Tumim Stone Capital under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

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●	this prospectus, in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall have been filed with the SEC;

●	trading in the Common Stock shall not have been suspended by the SEC or the Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on the Nasdaq shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock;

●	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

●	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

●	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

●	all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on The Nasdaq Capital Market (or if the Common Stock is not then listed on The Nasdaq Capital Market, on any Eligible Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

●	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

●	the receipt by Tumim Stone Capital of the opinions, bring-down opinions and negative assurances from outside counsel to the Company in the forms mutually agreed to by the Company and Tumim Stone Capital prior to the date of the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 36-month anniversary of the Commencement Date;

●	the date on which Tumim Stone Capital shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to its $44,308,970 Total Commitment under the Purchase Agreement;

●	the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Capital Market or any other Eligible Market; and

●	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company, a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

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We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon 10 trading days’ prior written notice to Tumim Stone Capital. We and Tumim Stone Capital may also terminate the Purchase Agreement at any time by mutual written consent.

Tumim Stone Capital also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

●	the occurrence of a Material Adverse Effect (as defined in the Purchase Agreement);

●	the occurrence of a Fundamental Transaction (as defined in the Purchase Agreement) involving the Company;

●	our failure to file with the SEC, or the SEC’s failure to declare effective, the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement, within the time periods set forth in the Registration Rights Agreement;

●	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Tumim Stone Capital for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of Tumim Stone Capital; or

●	trading in the Common Stock on The Nasdaq Capital Market (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the Purchase Agreement by us or by Tumim Stone Capital will become effective prior to the first Trading Day immediately following the applicable settlement date related to any pending VWAP Purchase that has not been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending VWAP Purchase, and both we and Tumim Stone Capital have agreed to complete our respective obligations with respect to any such VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Tumim Stone Capital

Tumim Stone Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified variable rate transactions during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance.

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Effect of Performance of the Purchase Agreement on our Stockholders

All shares of Common Stock that have been or may be issued or sold by us to Tumim Stone Capital under the Purchase Agreement that are being registered under the Securities Act for resale by Tumim Stone Capital in this offering are expected to be freely tradable. The shares of Common Stock being registered for resale in this offering may be issued and sold by us to Tumim Stone Capital from time to time at our discretion over a period of up to 36 months commencing on the Commencement Date. The resale by Tumim Stone Capital of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Additional sales of our Common Stock, to Tumim Stone Capital under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide not to sell to Tumim Stone Capital all $44,308,970 worth of shares of our Common Stock remaining under Purchase Agreement as of the date of this prospectus.

If and when we do elect to sell additional shares of our Common Stock to Tumim Stone Capital pursuant to the Purchase Agreement, after Tumim Stone Capital has acquired such shares, Tumim Stone Capital may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim Stone Capital in this Offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim Stone Capital in this Offering as a result of future sales made by us to Tumim Stone Capital at prices lower than the prices such investors paid for their shares in this Offering. In addition, if we sell a substantial number of shares to Tumim Stone Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim Stone Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Although the Purchase Agreement provides that we may sell up to an aggregate of $44,308,970 of our Common Stock to Tumim Stone Capital, only 1,666,667 shares of our Common Stock are being registered for resale under this prospectus. If, after the Commencement Date, we elect to sell to Tumim Stone Capital all of the 1,666,667 shares of Common Stock being registered for resale under this prospectus that are available for sale by us to Tumim Stone Capital in VWAP Purchases under the Purchase Agreement, depending on the market prices of our Common Stock during the applicable VWAP Purchase Valuation Period for each VWAP Purchase made pursuant to the Purchase Agreement, the actual gross proceeds from the sale of shares may still be substantially less than the $44,308,970 Total Commitment available to us under the Purchase Agreement. If it becomes necessary for us to issue and sell to Tumim Stone Capital under the Purchase Agreement more shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the Total Commitment of $44,308,970 under the Purchase Agreement, we must first obtain stockholder approval of the issuance of such additional shares and file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim Stone Capital of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock to Tumim Stone Capital under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 1,666,667 shares of our Common Stock being registered for resale by Tumim Stone Capital under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Tumim Stone Capital is dependent upon the number of shares of Common Stock we ultimately sell to Tumim Stone Capital under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tumim Stone Capital from our sale of shares of Common Stock to Tumim Stone Capital under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim Stone Capital (2)	Gross Proceeds from the Sale of Shares to Tumim Under the Purchase Agreement
$0.50		1,666,667	37.68%	$833,334
$0.75		1,666,667	37.68%	$1,250,000
$1.00		1,666,667	37.68%	$1,666,667
$1.53	(3)	1,666,667	37.68%	$2,550,001
$1.75		1,666,667	37.68%	$2,916,667
$2.00		1,666,667	37.68%	$3,333,334

(1) Although the Purchase Agreement provides that we may sell up to an aggregate of $44,308,970 of our Common Stock to Tumim Stone Capital, only 1,666,667 shares of our Common Stock are being registered for resale under this prospectus and may or may not cover all of the shares we ultimately sell to Tumim Stone Capital under the Purchase Agreement. We will not issue more than an aggregate of 1,666,667 shares of our Common Stock registered under this prospectus unless otherwise approved by our board of directors. The number of registered shares to be issued as set forth in this column is without regard for the Beneficial Ownership Cap.

(2) The denominator is based on 2,756,884 shares outstanding as of December 15, 2022 adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to Tumim, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this Offering) at the corresponding assumed average purchase price set forth in the first column.

(3) The closing sale price of our Common Stock on December 15, 2022.

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SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by Tumim Stone Capital of any or all of the 1,666,667 shares of Common Stock registered under this prospectus that may be issued by us to Tumim Stone Capital under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “Tumim Stone Capital Committed Equity Financing” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim Stone Capital on November 8, 2022 in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Tumim Stone Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means Tumim Stone Capital, LLC.

The table below presents information regarding the selling stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of December 15, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this Offering. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the selling stockholder prior to the Offering shown in the table below is based on an aggregate of 2,756,884 shares of our Common Stock outstanding on December 15, 2022. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each VWAP Purchase Date, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Tumim Stone Capital LLC(4)	137,569	4.99%	1,666,667	171,182	3.87%

(1) Consists of (i) 24,100 shares of Common Stock acquired by 3i, LP, the sole member of Tumim Stone Capital, in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which shares are being registered for resale under this prospectus; (ii) 2,500 shares of common stock acquired by Tumim Stone Capital, in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which shares are being registered for resale under this prospectus; (iii) up to 24,060 shares of Common Stock underlying a secured convertible promissory note held by 3i, LP, currently convertible, representing the shares underlying such secured convertible promissory note that may be issued to 3i, LP as of the date of this prospectus upon conversion of the secured convertible note (at a price of $42.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying shares are being registered for resale under this prospectus; (iv) up to 31,250 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $21.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus; (v) up to 45,458 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $3.82 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus; and (vi) up to 10,201 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $2.40 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that Tumim Stone Capital may be required to purchase from us under the Purchase Agreement, because the issuance of such shares to Tumim Stone Capital is solely at our discretion and is subject to a number of conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim Stone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim Stone Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital, would cause Tumim Stone Capital’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless sales of common stock are made at a price equal to or greater than $1.56 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement. We are also prohibited from issuing or selling more than 549,648 shares of our Common Stock under the Purchase Agreement without obtaining stockholder approval.

(2) Applicable percentage ownership is based on 2,756,884 shares of our Common Stock outstanding as of December 15, 2022 and based on 4,423,551 shares of our Common Stock outstanding after the Offering.

(3) Assumes the sale of all shares being offered pursuant to this prospectus and consists of (i) 24,100 shares of Common Stock acquired by 3i, LP, the sole member of Tumim Stone Capital, in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which shares are being registered for resale under this prospectus; (ii) 2,500 shares of common stock acquired by Tumim Stone Capital, in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which shares are being registered for resale under this prospectus; (iii) up to 24,060 shares of Common Stock underlying a secured convertible promissory note held by 3i, LP, currently convertible, representing the shares underlying such secured convertible promissory note that may be issued to 3i, LP as of the date of this prospectus upon conversion of the secured convertible note (at a price of $42.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying shares are being registered for resale under this prospectus; (iv) up to 31,250 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $21.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus; (v) up to 45,458 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $3.82 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus; (vi) up to 21,907 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $2.40 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus; and (vii) up to 21,907 shares of Common Stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $6.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the Offering all of the shares that Tumim Stone Capital may be required to purchase from us under the Purchase Agreement, because the issuance of such shares to Tumim Stone Capital is solely at our discretion and is subject to a number of conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim Stone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim Stone Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital, would cause Tumim Stone Capital’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Cap. We are also prohibited from issuing or selling more than 549,648 shares of our Common Stock under the Purchase Agreement without obtaining stockholder approval.

(4) The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and directly or indirectly by 3i Management, LLC and 3i, LP, and the foregoing should not be construed in and of itself as an admission by Tumim Stone Capital LLC as to beneficial ownership of the securities beneficially owned directly by 3i, LP.

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PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the selling stockholder, Tumim Stone Capital. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for the ordinary shares;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or
●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Tumim Stone Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Tumim Stone Capital has informed us that it intends to use one or more registered broker-dealers to effectuate all sales of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim Stone Capital has informed us that each such broker-dealer will receive commissions from Tumim Stone Capital that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We also have agreed to indemnify Tumim Stone Capital and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim Stone Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim Stone Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

EF Hutton Capital Markets, division of Benchmark Investments, Inc., acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company has paid, and will continue to pay to EF Hutton a cash placement fee equal to 8.0% of the amount of the Total Commitment actually paid by Tumim Stone Capital to the Company in connection with purchases of our Common Stock pursuant to VWAP Purchases that we elect to make from time to time, in our sole discretion, pursuant to the Purchase Agreement.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the selling stockholder.

We estimate that the total expenses for this Offering, excluding the cash placement fee payable to EF Hutton, will be approximately $50,000.

Tumim Stone Capital has represented to us that at no time prior to the date of the Purchase Agreement has Tumim Stone Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Tumim Stone Capital has agreed that during the term of the Purchase Agreement, neither Tumim Stone Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This Offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is currently listed on Nasdaq under the symbol “VINO”.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022, from Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 16, 2022, from Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on August 15, 2022, and from Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 18, 2022 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Certificate of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”). Please also see “Effect of Certain Provisions of our Bylaws” below.

Capital Stock

The Company has two classes of stock: common and preferred. The Company’s Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of Common Stock, par value $0.01 per share, and 902,670 shares of preferred stock, par value $0.01 per share.

Common Stock

As of December 15, 2022 there were 2,757,165 shares of Common Stock issued and 2,756,884 shares of Common Stock outstanding. 281 shares of our Common Stock that are held by the Company in treasury are the result of the redemption of WOW Group membership interests and indirectly, GGH’s shares. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at a meeting of stockholders. The holders are not entitled to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

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Each share of Common Stock has equal and identical rights to every other share for purposes of dividends, liquidation preferences, voting rights and any other attributes of the Company’s Common Stock. No voting trusts or any other arrangement for preferential voting exist among any of the stockholders, and there are no restrictions in the articles of incorporation, or bylaws precluding issuance of further Common Stock or requiring any liquidation preferences, voting rights or dividend priorities with respect to this class of stock.

All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company’s board of directors out of the funds legally available. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends on its shares of Common Stock since its inception and presently anticipates that no dividends on such shares will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company’s board of directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the Common Stock will be paid in the future.

Holders of Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity securities of the Company after satisfaction of all liabilities.

Preferred Stock

As of December 15, 2022, the Company has authorized 902,670 shares of preferred stock. The Board of Directors has the ability to issue blank check preferred stock under the Certificate of Incorporation.

As of December 15, 2022, there were no issued and outstanding shares of preferred stock.

Outstanding Stock Options, Warrants and RSUs

As of September 30, 2022, there were options to acquire a total of 3,126 shares of Common Stock granted pursuant to our 2016 and 2018 equity incentive plans, all of which are issuable upon exercise of outstanding stock options at a weighted-average exercise price of $1,254.42 per share, and there were warrants to acquire a total of 609,269 shares of our Common Stock, all of which are issuable upon exercise, at a weighted-average exercise price of $5.19. In addition, as of September 30, 2022, there were restricted stock units to acquire a total of 28,627 shares of Common Stock pursuant to our 2018 equity incentive plan at a weighted-average price of $71.69, all of which are unvested.

Senior Secured Convertible Promissory Notes

On November 3, 2021, the Company entered into a Securities Purchase Agreement with certain institutional investors, pursuant to which on November 9, 2021, the Company sold to the investors a series of senior secured convertible notes of the Company, in the aggregate original principal amount of $6,480,000 (the “Notes”), which Notes shall be convertible into shares of common stock of the Company at a conversion price of $3.50 (subject to adjustment). The Notes are due and payable on the first anniversary of the Issuance Date and bear interest at a rate of 7% per annum, which shall be payable in cash quarterly in arrears on each Amortization Date (as defined in the Notes) or otherwise in accordance with the terms of the Notes. The investors are entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined in the Notes) at any time or times on or after the Issuance Date, but we may not effect the conversion of any portion of the Notes if it would result in either of the investors beneficially owning more than 4.99% of the common stock.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may the Company issue any shares of common stock upon conversion of the Notes or otherwise pursuant to the terms of this Notes if the issuance of such shares of common stock would exceed 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Securities Purchase Agreement and Notes (the “Exchange Cap”), unless the Company (i) obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) obtains a written opinion from the Company’s counsel that such approval is not required. In any event, The Company may not issue any shares of its common under the Securities Purchase Agreement or Notes if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

The Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries and are secured by all existing and future assets of the Company, as evidenced by the Security and Pledge Agreement entered into between the Company and the investors on November 9, 2021 (the “Security Agreement”). Additionally, Scott L. Mathis, President and CEO of the Company, pledged 22,967 of his shares of common stock and 5,5556 options to purchase common stock of the Company as additional collateral under the Notes, as evidenced by the Stockholder Pledge Agreement between the Company, Mr. Mathis and the investors, dated on November 9, 2021 (the “Pledge Agreement”).

In connection with the foregoing, the Company entered into a Registration Rights Agreement with the investors on November 9, 2021 (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933 (the “1933 Act”) and the rules and regulation promulgated thereunder, and applicable state securities laws. The Securities Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

EF Hutton, division of Benchmark Investments, Inc. (“EF Hutton”) acted as the exclusive placement agent in connection with the transactions contemplated by the Securities Purchase Agreement, for which the Company will pay to EF Hutton a cash placement fee equal to 6.0% of the amount of capital raised, invested or committed under the Securities Purchase Agreement and Notes.

On December 9, 2021, the Company filed a registration statement on Form S-1 (File No. 333-256262) to register up to 12,164,213 shares upon conversion for resale by the Investors, which was declared effective on January 13, 2022. Between May 2, 2022 and August 30, 2022, investors converted a total of 4,481,191 of principal, interest, and fees of the Notes and the Company issued 12,164,213 shares of common stock.

On February 22, 2022, the Company entered into an exchange agreement with the investors in order to amend and waive certain provisions of the Securities Purchase Agreement, Registration Rights Agreement and Notes (the “Note Documents”) and exchange $100 in aggregate principal amount of each of the Notes, on the basis and subject to the terms and conditions set forth in the exchange agreement, for warrants to purchase up to 700,000 shares of the Company’s common stock at an exercise price of $1.75 (subject to customary adjustment upon subdivision or combination of the common stock). The exchange agreement amended and waived the original terms of payment of the Notes and provided for payment of interest only beginning February 7, 2022 and on each of March 7, 2022 and April 7, 2022. Beginning on May 7, 2022, the Company will begin paying both principal and interest on a monthly basis.

On May 2, 2022, the Company and the holders of the Notes entered into a letter agreement pursuant to which the parties agreed to reduce the conversion price of the Notes from $3.50 to $1.35 for the period beginning May 2, 2022 through May 13, 2022.

On May 12, 2022, the Company and the holders entered into a letter agreement pursuant to which the parties agreed to reduce the conversion price of the Notes to $0.95 and the holders committed to converting up to 4.90% of the outstanding shares of common stock of the Company.

On July 1, 2022, the Company and the holders entered into a third letter agreement pursuant to which the parties agreed to reduce the conversion price of the Notes to $0.30 for the trading days of July 5, 2022, through and inclusive of September 5, 2022.

On September 22, 2022, the Company and the holders entered into another exchange agreement in order to amend and waive certain provisions of the Note Documents, as amended, and exchange $100 in aggregate principal amount of each of the Notes for warrants to purchase up to 1,090,983 shares of the Company’s common stock at an exercise price of $0.3182 (subject to customary adjustment upon subdivision or combination of the common stock). The exchange agreement also amended the original terms of payment of the Notes, as amended, and waives payment of principal and interest due on each of September 7, 2022 and October 7, 2022. All principal, interest, and fees are due on the maturity date of the November 9, 2022.

On November 30, 2022, the Company and the holders entered into a third exchange agreement in order to amend and waive certain provisions of the Note Documents, as amended, and exchange $100 in aggregate principal amount of each of the Notes, as amended, for warrants to purchase up to 43,814 shares of the Company’s common stock at an exercise price of $2.40 and warrants to purchase up to 43,814 shares of the Company’s common stock at an exercise price of $6.00. The exchange agreement also extended the maturity date of the Notes, as amended, from November 9, 2022 to February 9, 2023 and waives all other payments due until February 9, 2023.

All warrants issued pursuant to the exchange agreements are immediately exercisable and may be exercised at any time, and from time to time, on or before the third anniversary of the date of issuance. The warrants include a “blocker” provision that, subject to certain exceptions described in the warrant, prevents the holders from exercising the warrant to the extent such exercise would result in the Investors together with certain affiliates beneficially owning in excess of 4.99% of the Common Stock outstanding immediately after giving effect to such exercise.

Effect of Certain Provisions of our Bylaws

Our Bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise.

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Our Bylaws provide for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. This method of electing directors makes changes in the composition of the Board of Directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. A classified board of directors is designed to assure continuity and stability in a board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with our Company and be familiar with our business and operations.

The classified board structure may increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of our Board of Directors, even if the takeover bidder were to acquire a majority of the voting power of our outstanding Common Stock. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company. Thus, a classified Board of Directors could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, a classified Board of Directors will make it more difficult for stockholders to change the majority composition of our Board of Directors, even if our stockholders believe such a change would be beneficial. Because a classified Board of Directors will make the removal or replacement of directors more difficult, it will increase the directors’ security in their positions, and could be viewed as tending to perpetuate incumbent management.

Since the creation of a classified Board of Directors will increase the amount of time required for a hostile bidder to acquire control of our Company, the existence of a classified board of directors could tend to discourage certain tender offers which stockholders might feel would be in their best interest. However, our Board of Directors believes that forcing potential bidders to negotiate with our Board of Directors for a change of control transaction will allow our Board of Directors to better maximize stockholder value in any change of control transaction.

Our bylaws also provide that, unless we consent in writing to an alternative forum, the federal and state courts of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject the court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual or special meeting, stockholders may only consider proposals or nominations (i) specified in the notice of meeting; (ii) brought before the meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the meeting by any stockholder who is a stockholder of record on the date of the giving of the notice and on the record date of the meeting and who complies with the notice procedures set forth in our bylaws. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. These provisions can discourage certain coercive and inadequate takeover bids of the Company by requiring those seeking control of the Company to negotiate with the Board of Directors first. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder (one who owns 15% or more of the Company’s outstanding voting stock) for a period of three years following the date the person became an interested stockholder unless:

●	Before the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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●	On completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced with the total number of shares outstanding calculated when the transaction commenced (excluding certain shares owned by officers or directors or under employee stock plans); or

●	At or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our Board of Directors does not approve in advance and could result in making it more difficult to accomplish transactions that our stockholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our Common Stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is: 1 State Street, 30th Floor, New York, New York 10004-1561. Shares of our Common Stock offered hereby will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our Common Stock is currently listed on Nasdaq under the symbol “VINO”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PROPERTIES

The description of our properties is incorporated by reference from Part I, Item 2 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022 (see “Incorporation of Certain Information by Reference”).

Legal Proceedings

The description of our legal proceedings is incorporated by reference from Part II, Item 1 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 18, 2022 (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from Part III, Item 10 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022, and from the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 18, 2022 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from Part III, Item 12 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from Part III, Item 13 of the Company’s Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022 and from the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 21, 2022 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon by Burns, Figa & Will, P.C.

EXPERTS

The consolidated financial statements of Gaucho Group Holdings, Inc. as of December 31, 2021 and 2020, and for each of the years then ended, have been incorporated by reference from our Annual Report as amended on Form 10-K/A as filed with the SEC on May 19, 2022, in reliance upon the report of Marcum LLP, independent registered public accounting firm. Such report is incorporated by reference upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, http://www.gauchoholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the Common Stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Common Stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the shares under this prospectus:

●	Our Annual Report, as amended on Form 10-K/A for the fiscal year ended December 31, 2021 filed on May 19, 2022, which contains audited financial statements of the Company for the fiscal years ended December 31, 2021 and 2020
●	Our Quarterly Reports on Form 10-Q filed with the SEC on November 18, 2022, August 15, 2022 and May 16, 2022
●	Our Current Reports on Form 8-K filed with the SEC on January 25, 2022, February 25, 2022, March 1, 2022, March 21, 2022, March 30, 2022, May 2, 2022, May 10, 2022, May 13, 2022, June 8, 2022, June 17, 2022, June 24, 2022, July 5, 2022, July 15, 2022, September 2, 2022 (as amended on September 8, 2022 and on September 13, 2022), September 16, 2022 (as amended October 21, 2022), September 23, 2022, October 7, 2022, October 13, 2022, October 20, 2022, October 24, 2022, November 3, 2022, November 9, 2022 (as amended November 14, 2022), November 21, December 1, 2022, December 12, 2022, December 15, 2022, December 20, 2022, and December 23, 2022.
●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on July 21, 2022 and our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 9, 2022

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, http://www.gauchoholdings.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company’s Corporate Secretary, Gaucho Group Holdings, Inc., c/o Burns Figa & Will PC, Attn: Victoria Bantz, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111 or to mechevarria@gauchoholdings.com, or an oral request by calling the Company’s Corporate Secretary at (212) 735-7688. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

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PROSPECTUS

Gaucho Group Holdings, Inc.

Offering of 1,666,667 shares

December 27, 2022